Exhibit 10.2

March 27, 2009

Via Electronic Mail

Compensation Committee of

The Board of Directors

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, Illinois 60018

Re: Voluntary Reduction in Compensation

Dear Fellow Board Members,

As you know, we have engaged in aggressive cost-cutting efforts at all levels of our organization in response to the continuing challenging economic conditions. These initiatives have led to significant savings and thereby enhanced our ability to preserve capital and execute on our growth strategy.

With your oversight, management has specifically focused on ways in which to reduce our overall compensation expense. As part of our efforts in this area, I have evaluated my own compensation and believe that it would be appropriate for me to forego certain elements of my compensation until market conditions and our performance improves. To that end, I hereby offer and agree to forego my auto allowance and reimbursements for country club expenditures (with the exception of expenses directly associated with customer events). I have also agreed to a 22% reduction in my guaranteed bonus for 2008 (from $300,000 to $233,000).

I would ask that you re-evaluate my compensation at September 30, 2009 and on a quarterly basis thereafter and, if appropriate, restore my auto allowance and country club expense reimbursements in accordance with corporate policy.

Thank you for your continued leadership and please let me know if you have any questions or would like to discuss this matter further.

Very truly yours,

/s/ Mark A. Hoppe
Mark A. Hoppe
President

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